Exhibit 99.1

Foresight Energy LP Announces Second Quarter 2014 Results

Second Quarter 2014 Highlights:

•	Record coal production of 5.6 million tons

•	Record sales volume of 5.4 million tons

•	Record Adjusted EBITDA of $102.9 million

•	Startup of fourth longwall system, Viking, on June 1, 2014

•	Completed IPO on June 23, 2014

ST. LOUIS, Missouri—(BUSINESS WIRE)—August 5, 2014—Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP), today reported financial and operating results, setting new records for coal production, sales volume, and Adjusted EBITDA for the quarter ended June 30, 2014. Coal sales for the quarter were $266.7 million, up 23.5% from the second quarter 2013 and 9.9% from the first quarter of 2014. Foresight also continued its strong cost performance during the quarter, reporting a cash cost per ton sold of $19.69 per ton, resulting in net income attributable to the Partnership of $29.5 million, or $0.23 Adjusted Earnings per Unit, and Adjusted EBITDA of $102.9 million.

On June 23, 2014, Foresight successfully completed its initial public offering on the New York Stock Exchange. The transaction resulted in proceeds of $322.7 million, net of $27.3 million in underwriting fees and other costs and expenses associated with the IPO. Proceeds from the transaction were used to repay $210.0 million of principal under our term loan and to pay a $115.0 million distribution.

Foresight also announces that the Board of Directors of our general partner approved a pro rata quarterly cash distribution for the second quarter 2014 of $0.030 per unit (based upon a full quarterly rate of $0.3413 per unit and an annual rate of $1.37 per unit). The pro rata distribution is for the 8 days the Partnership was public during the second quarter and is payable on August 29, 2014, for unitholders of record on August 15, 2014.

“We are pleased to report another strong quarter of operations with new records for production, sales volumes and Adjusted EBITDA”, said Michael Beyer, President and Chief Executive Officer. “The successful quarter was driven by continued strong performance at our existing operations and the contribution from Viking, our fourth longwall, which commenced operations at the beginning of June. The startup of the Viking longwall adds another low cost mine to Foresight’s portfolio of leading underground mining operations.”

Consolidated Financial Results

Three Months Ended June 30, 2014 Compared to Three Months Ended June 30, 2013

Coal sales increased $50.7 million to $266.7 million for the three months ended June 30, 2014 compared to the same period in the prior year. A record 5.4 million tons were sold during the quarter at an average realized price of $49.14. The increased sales volume reflects a year-over-year increase in coal production and improved domestic demand. Domestic sales volumes during the second quarter 2014 increased 1.3 million tons to 4.2 million tons, a 46.0% increase over the three months ended June 30, 2013 while sales volumes to international markets declined 0.2 million tons to 1.2 million tons, an 11.2% decline over the comparable prior year period. The mix of domestic and international sales volumes drove the net price lower for the quarter and reflects the relative strength of the domestic market compared to the international market for new business.

Cost of coal produced (excluding depreciation, depletion and amortization) increased $28.0 million for the three months ended June 30, 2014 to $106.6 million primarily due to a 28.1% increase in sales volume compared to the same three month period in 2013. Cost of coal produced (excluding depreciation, depletion and amortization) in the June 30, 2014 period was also impacted by a $1.10 per ton increase in the overall cash cost per ton sold due primarily to increased production costs at our Sugar Camp mine as a result of higher roof control and water handling costs as well as higher per unit costs at our Williamson mine caused by delays associated with a longwall move.

Adjusted EBITDA increased $23.7 million, or 30.0%, to $102.9 million during the three months ended June 30, 2014 due primarily to a 1.2 million ton increase in sales volume as compared to the prior year. On a per ton basis, Adjusted EBITDA was $18.96 for the second quarter 2014 versus $18.56 for the second quarter 2013.

Six Months Ended June 30, 2014 Compared to Six Months Ended June 30, 2013

Coal sales increased by $60.9 million to $509.4 million during the six months ended June 30, 2014 compared to the same period in 2013 due primarily to higher sales volumes of 1.6 million tons. This increase was partially offset by a $2.24 per ton, or 4.3%, decrease in coal sales realization per ton. The increase in sales volume reflects a higher committed sales position in 2014 and the relative improvement of demand in the domestic coal market during the first half of 2014. Domestic sales volumes increased by 1.6 million tons over the six months ended June 30, 2013 while international sales volumes shipped were flat. The increased mix of domestic shipments during this period reflects the relative strength of the domestic market compared to the international market for new business.

Cost of coal produced (excluding depreciation, depletion and amortization) increased $41.1 million for the six months ended June 30, 2014 primarily due to an additional 1.6 million in sales volumes compared to the six months ended June 30, 2013, representing a 19.0% volume increase. In addition, cash cost per ton sold increased due primarily to increased production costs at our Sugar Camp mine during the current period as a result of higher roof control and water handling costs. Also, Williamson’s per unit costs were higher during the current year due to delays associated with a longwall move in June 2014.

Adjusted EBITDA increased $12.8 million, or 7.4%, to $186.9 million for the six months ended June 30, 2014 due primarily to the 1.6 million ton increase in sales volume as compared to the prior year, among the other factors discussed above.

Liquidity and Financing

As of June 30, 2014, we had $208.0 million of liquidity comprised of $23.6 million in cash and $184.4 million of availability for borrowings under our revolving credit facility.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of the Partnership. The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Foresight becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA and distributable cash flow (“DCF”), and Adjusted Earnings Per Unit are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We define Adjusted EBITDA as net income attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion. Adjusted EBITDA is also adjusted for noncash equity-based compensation, unrealized gains or losses on derivatives, early debt extinguishment costs and material nonrecurring or other items which may not reflect the trend of future results.

We define DCF as Adjusted EBITDA less cash interest expense, net and estimated maintenance capital expenditures. We define Adjusted Earnings per Unit as net income attributable to controlling interests for the full quarter divided by the total outstanding units of the Partnership.

We believe that the presentation of Adjusted EBITDA and DCF provides useful information to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP, nor should Adjusted EBITDA and DCF be considered alternatives to operating surplus, adjusted operating surplus or other definitions in our partnership agreement. Adjusted EBITDA and DCF have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Neither Adjusted EBITDA nor DCF will be impacted by changes in working capital balances that are reflected in operating cash flow. Additionally, because Adjusted EBITDA and DCF may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For a reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, please see the table below.

About Foresight Energy LP

Foresight Energy is a leading coal producer in the Illinois Basin region of the United States with over three billion tons of coal reserves currently supporting four mining complexes. Our logistics give each of these mining complexes multiple modes of transportation to reach the end-users of our coal, including rail, barge and truck. We serve both the domestic and international markets.

Contact

Kurt R. Bruenning

Vice President, Finance & Treasury

(314) 932-6152

Investor.relations@foresight.com

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In Thousands, Except per Unit Data)
Coal sales	$266,677	$215,930	$509,400	$448,523
Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	106,581	78,601	199,529	158,449
Cost of coal purchased	527	2,163	732	2,163
Transportation	49,733	46,033	109,169	95,648
Depreciation, depletion and amortization	40,692	37,228	75,950	74,427
Accretion on asset retirement obligations	405	382	810	763
Selling, general and administrative	11,195	9,211	20,233	18,217
Gain on coal derivatives	(7,028)	(228)	(22,429)	(680)
Other operating (income) loss, net	(1,602)	613	(2,287)	188

Operating income	66,174	41,927	127,693	99,348
Other expense:
Loss on early extinguishment of debt	4,979	—	4,979	—
Interest expense, net	30,350	27,760	59,954	55,961

Net income	30,845	14,167	62,760	43,387
Less: net income attributable to noncontrolling interests	1,370	131	1,983	206

Net income attributable to controlling interests	$29,475	$14,036	$60,777	$43,181

Less: predecessor net income attributable to controlling interests prior to initial public offering	33,706		65,008

Net loss subsequent to initial public offering attributable to limited partner units (June 23, 2014 through June 30, 2014)	$(4,231)		$(4,231)

Net loss subsequent to initial public offering available to limited partner units - basic and diluted:
Common units	$(2,073)		$(2,073)
Subordinated units	$(2,158)		$(2,158)
Net loss subsequent to initial public offering per limited partner unit - basic and diluted:
Common units	$(0.03)		$(0.03)
Subordinated units	$(0.03)		$(0.03)
Weighted average common units outstanding - basic and diluted:
Common units	64,811		64,811
Subordinated units	64,739		64,739

Foresight Energy LP

Condensed Consolidated Balance Sheets

	(Unaudited) June 30, 2014	December 31, 2013
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$23,606	$23,284
Accounts receivable	65,234	58,987
Due from affiliates	454	368
Inventories	91,907	71,290
Prepaid expenses	5,053	3,028
Prepaid royalties	8,090	6,330
Deferred longwall costs	18,775	14,265
Coal derivative assets	13,360	1,976
Other current assets	5,072	6,568

Total current assets	231,551	186,096
Property, plant, equipment and development, net	1,442,866	1,414,074
Prepaid royalties	71,409	73,242
Coal derivative assets	7,936	912
Other assets	30,093	35,847

Total assets	$1,783,855	$1,710,171

Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$34,284	$70,034
Accrued interest	30,007	27,645
Accounts payable	61,247	50,155
Accrued expenses and other current liabilities	34,968	37,515
Due to affiliates	13,378	9,572

Total current liabilities	173,884	194,921
Long-term debt and capital lease obligations	1,281,560	1,449,179
Sale-leaseback financing arrangements	193,434	193,434
Asset retirement obligations	21,180	20,416
Other long-term liabilities	4,230	337

Total liabilities	1,674,288	1,858,287
Limited partners’ capital (deficit):
Common unitholders (62,186 units outstanding as of June 30, 2014)	224,505	—
Subordinated unitholders (64,739 units outstanding as of June 30, 2014)	(123,764)	—

Total limited partners’ capital	100,741	—
Predecessor members’ deficit	—	(157,356)
Noncontrolling interests	8,826	9,240

Total partners’ capital (deficit)	109,567	(148,116)

Total liabilities and partners’ capital (deficit)	$1,783,855	$1,710,171

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2014	2013
	(In Thousands)
Cash flows from operating activities
Net income	$62,760	$43,387
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	75,950	74,427
Non-cash equity-based compensation	2,180	—
Amortization of debt issuance costs and debt premium/discount	3,732	3,707
Unrealized gain on coal derivatives	(17,710)	(228)
Deferred revenue recognized	—	(10,089)
Non-cash loss on early extinguishment of debt	4,681	—
Other	1,961	1,582
Changes in operating assets and liabilities:
Accounts receivable	(6,247)	17,398
Due from/to affiliates, net	3,737	(253)
Inventories	(15,393)	(22,987)
Prepaid expenses and other current assets	(5,039)	(8,914)
Prepaid royalties	73	(995)
Coal derivative assets and liabilities	(868)	306
Accounts payable	10,938	(3,183)
Accrued interest	2,362	1,590
Accrued expenses and other current liabilities	826	11,097
Deferred revenue	—	23,460
Other	(470)	(1,092)

Net cash provided by operating activities	123,473	129,213
Cash flows from investing activities
Investment in property, plant, equipment and development	(118,398)	(77,420)
Acquisition of an affiliate	(3,822)	—
Proceeds from sale of equipment	40	393
Settlement of coal derivatives	—	986

Net cash used in investing activities	(122,180)	(76,041)
Cash flows from financing activities
Net increase in borrowings under revolving credit facility	54,000	10,000
Proceeds from other long-term debt	29,719	—
Payments on other long-term debt and capital lease obligations	(289,467)	(16,909)
Distributions paid	(117,740)	(35,197)
Proceeds from issuance of common units (net of underwriters’ discount)	329,875	—
Initial public offering costs paid (other than underwriters’ discount)	(7,061)	—
Debt issuance costs paid	(297)	—

Net cash used in financing activities	(971)	(42,106)

Net increase in cash and cash equivalents	322	11,066
Cash and cash equivalents, beginning of period	23,284	27,888

Cash and cash equivalents, end of period	$23,606	$38,954

Supplemental information:
Interest paid, net of amounts capitalized	$53,863	$50,656

Supplemental disclosures of non-cash financing activities:
Non-cash distributions	$12,187	$—

Reconciliation of GAAP Net Income Attributable to Controlling Interests to Adjusted EBITDA and DCF:

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income attributable to controlling interests	$29,475	$14,036	$60,777	$43,181
Depreciation, depletion and amortization	40,692	37,228	75,950	74,427
Accretion on asset retirement obligations	405	382	810	763
Noncash equity compensation	1,805	—	2,180	—
Unrealized (gain) loss on coal derivatives	(4,800)	(228)	(17,710)	(228)
Interest expense, net	30,350	27,760	59,954	55,961
Loss on early extinguishment of debt	4,979	—	4,979	—

Adjusted EBITDA	102,906	$79,178	$186,940	$174,104

Less: estimated maintenance capital expenditures(1)	18,000
Less: cash interest expense, net(2)	28,760

Distributable cash flow	$56,146

(1) -	Amount represents the average estimated quarterly maintenance capital expenditures required to maintain our operating capacity or net income over the long-term.
(2) -	Cash interest expense, net is calculated as GAAP interest expense for the period excluding the amortization expense recorded during the period for deferred debt issuance costs and debt discounts.